MANAGEMENT AGREEMENT

This is a Management Agreement (the "Agreement") effective May 22, 2007 between Chief Automotive Technologies, a Division of Dover Corporation, a Delaware corporation ("Manufacturer"); and Michael Cranfill, SHIMODA MARKETING, INC. (SMI), a C-corporation duly organized and duly existing under the laws of the State of Florida (“Representative").

A.

Manufacturer is in the business of manufacturing, selling and servicing collision repair equipment (the "Business").

B.

The Representative is an experienced and knowledgeable sales and marketing representative of manufacturers in the Business and will serve as VP Sales & Distribution representative of Manufacturer in North America.

C.

"Territory" means the geographic area; North America including Canada.

D.

Term. The term of the Representative's engagement under this Agreement (the "Term") shall commence May 22, 2007 and will expire May 22, 2008, with annual renewable options, subject to early termination pursuant .to the terms on pages 3 and 4. The term hereof may be extended only by mutual written agreement.

E.

Non competition. During the Term of this agreement and for a period of 180 days thereafter, the Representative and the Principal shall not directly or indirectly sell or offer for sale any products or services which are competitive with any of the Products and Services in the markets Chief Automotive Technologies serves. May not serve as Representative for any other competitor during the current agreement globally.

F.

Representations and Warranties. The Representative represents and warrants that (a) it has duly authorized the execution and delivery of the Agreement and the performance of its obligation under this Agreement; (b) Its obligations under this Agreement do not conflict with or breach the terms of any other agreement to which the· Representative is a party; (c) it has obtained all necessary registrations, licenses and permits which the Representative is required to have to perform its obligations under this Agreement; and (d) it possesses the independent means, requisite skills and financial and physical resources to perform its obligations and advance the mutual interests of the parties under this Agreement.

G.

Compensation. A monthly rate of $16,666.00 will be paid. All other expenses such as, but not all inclusive, travel, meals, meeting expenses, office supplies, etc. will be the responsibility of Michael Cranfill (SMl). Only exception to expenses covered will be for required trade shows; flight, meals and hotel will be covered by Chief Automotive Technologies.

H.

Manner of Payment. Manufacturer shall pay all compensation owed to the Representative (a) by bank check payable to the Representative and mailed to the

Representative's regular place of business in the Territory; (b) by wire transfer to an acceptable financial institution in the Territory for credit directly to an account in the name of the Representative; or (c) in such other manner as the parties may mutually agree.

I.

Time of Payment. Manufacturer shall pay compensation owed per monthly invoice received from Representative sent to Tammy Slater's attention.

J.

Goals. The Representative shall use its best good faith efforts to attain all sales and unit goals for Product and Services sales established by Manufacturer from time-to-time. If established Chief Automotive Technologies' 2007 sales goals are maintained in 2007, a one time bonus of $25,000.00 will be issued.

K.

Facilities and Personnel. The Representative shall provide such office space and facilities, and hire and train such personnel at its own expense as the Representative may reasonably require for it to fully perform its obligations under this Agreement.

L.

Terms and Conditions of Sale. The Representative shall solicit orders for Products and Services in Manufacturer's name at the prices specified by Manufacturer from time-to-time and subject to Manufacturers then current published terms and conditions of sale. Manufacturer may change its specified prices and terms and conditions of sale at any time. Any changes shall become effective upon written notice to the Representative, unless Manufacturer specifically agreed in writing to provide price protection with respect to specific quotations made prior to notification of such change.

M.

Compliance with laws. The Representative shall comply with all governmental laws, regulations and orders which may be applicable to it by reason of its execution of this Agreement or the· performance of its obligations under this Agreement. The Representative shall not engage in any course of conduct, which would, in Manufacturer's reasonable belief, cause Manufacturer to be in violation of the laws of any jurisdiction. The Representative shall notify Manufacturer any law, rule or regulation which conflicts with or restricts any provision of the Agreement at the time of its execution or thereafter. In addition, the Representative shall advise Manufacturer fully with respect to all safety standards, specifications and other requirements imposed by law or governmental regulation in the Territory and applicable to the Products and Services.

N.

Confidentiality of Proprietary Information. The Representative shall hold in strict confidence the Proprietary Information and shall not divulge any of the Proprietary Information to any other person, firm or corporation without the prior written permission of Manufacturer, except as reasonably required to perform the Representative's obligations under the Agreement. The obligation of the Representative to keep the Proprietary Information secret and confidential shall survive termination of the Agreement for five (5) years.

O.

Protection of Proprietary Rights. The Representative shall cooperate with and assist Manufacturer, at Manufacturer's expense, in the protection of any trademarks, patents or copyrights owned by or licensed to Manufacturer; and the Representative shall inform Manufacturer immediately of any infringements or other improper use or action with respect to such trademarks, patents or copyrights which come to the Representative's attention.

P.

Limitations on Actions and Authority. The Representative shall not accept, approve or execute any order, contract or other document or obligation on behalf of, or in the name of Manufacturer, without obtaining Manufacturer's permission.

Q.

Indemnification. The Representative shall indemnify and hold Manufacturer, its officers, directors, employees, successors and assigns harmless against all losses, damages or expenses of whatever form or nature, including reasonable attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur as a result of any acts or omissions of the Representative or any of its directors, officers, employees or agents, including, but not limited to (a) the breach of any of the provisions of the Agreement; (b) the negligence or other tortuous conduct of the Representative or any of its directors, officers, employees or agents; (c) any representations, warranties or statements made by the Representative or any of its directors, officers, employees, or agents which Were not specifically authorized by Manufacturer pursuant to this Agreement or otherwise in writing; or (d) any violation by the Representative or any of its directors, officers, employees or agents of any applicable law, regulation or order.

R.

Termination by Representative. Representative may terminate this Agreement upon not less than ninety (90) days prior written notice to the Manufacturer. Should the Representative terminate this agreement for any reason, compensation earned by the Representative will be limited to compensation earned on or before the Representative's termination date.

S.

Termination by Manufacturer. Manufacturer may terminate the Agreement upon not less than thirty (30) days prior written notice to the Representative. Notwithstanding this provision of this Agreement, Manufacturer may terminate its engagement of the Representative under this Agreement immediately and without notice upon the occurrence of any of the following events: (a) the dissolution, termination or liquidation of the Representative or the cessation of business by the Representative; (b) if the Representative shall have an order of relief entered in any proceeding filed by it under the federal bankruptcy laws as in effect on the date of this Agreement or as they may be amended from time to time (the "Bankruptcy Laws"); admit its inability to pay its debts generally as they become clue; become insolvent in that its total assets are in the aggregate worth less than all of it liabilities or it· is unable to pay its debts generally as they become due; make a general assignment for the benefit of creditors; file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in bankruptcy under the Bankruptcy Laws, or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of their debts; or consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; (c) if a petition shall have been filed against the Representative in proceedings under the Bankruptcy Laws or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of their debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of the Representative's or the Principal's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof; (d) the continued failure of the Representative to satisfactorily perform, in Manufacturer's sole discretion, the duties and obligations of the Representative under this Agreement; (e) engaging in conduct which, in Manufacturer's sole discretion, reflects poorly on or damages the image of Manufacturer or its Products and Services including, but not limited to, dishonesty, neglect of duties, misconduct, theft, fraud, indictment for or conviction of a felony, or willful misconduct which seriously impairs or can reasonably be expected to seriously impair the Representative's or the Authorized Salesperson's ability to conduct its ordinary business and meet its obligations under this Agreement.

T.

Rights of Parties Upon Termination. The following provisions apply upon the termination or expiration of the Agreement; the Representative shall return to Manufacturer and immediately cease all use of any Proprietary Information; the Representative shall additionally turnover to Manufacturer the Representative's current Customer mailing list.

U.

Conciliation. All disputes arising between Manufacturer and the Representative concerning the validity, construction or effect of the Agreement, or the rights and obligations crated under this Agreement, shall be brought before a conciliation committee of executives of Manufacturer and the Representative which shall attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration within two (2) weeks after being informed of the dispute.

V.

Guaranty of Obligations. The Principal hereby guarantees the Representative's performance and payment of its obligations under this Agreement.

W.

Laws and Jurisdiction. This Agreement .shall at all times be governed by the laws of the State of Nebraska.

X.

Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior written or verbal agreements or understandings among the parties.

Y.

Amendments. Except as otherwise provided in this Agreement, all amendments and modifications to the terms of this Agreement must be committed to writing and signed by all of the parties.

Z.

Cooperation. The Representative shall fully cooperate with Manufacturer at Manufacturer's request, in connection with Manufacturer's compliance with any law or with any request or order of any court or regulatory agency.

AA.

Notices. Any notice or communication given in relation to this Agreement shall be deemed sufficiently given if delivered by hand against written receipt, or by courier service or registered mail, postage prepaid to the address of the other party as follows:

If to Manufacturer:	If to the Representative:
Chief Automotive Technologies PO Box 1368 1924 E 4th Street· Grand Island. NE 68802-1368	Shimoda Marketing, Inc. PO Box 11189 Fort Worth, TX 76110